EXHIBIT 99.1

RALPH LAUREN REPORTS SECOND QUARTER FISCAL 2014 EARNINGS PER DILUTED SHARE OF $2.23 AND RAISES QUARTERLY DIVIDEND

●	Second Quarter Net Revenues Increased 3% to $1.9 Billion
●	Resilient Operating Margin of 15.4% Includes Significant Investments in Growth Initiatives and Infrastructure During the Second Quarter
●	The Company Raises Its Full Year Revenue Outlook
●	The Board of Directors Authorizes a 12.5% Increase in the Company’s Quarterly Cash Dividend

NEW YORK--(BUSINESS WIRE)—November 6, 2013-- Ralph Lauren Corporation (NYSE:RL) today reported net income of $205 million, or $2.23 per diluted share, for the second quarter of Fiscal 2014, compared to net income of $214 million, or $2.29 per diluted share, for the second quarter of Fiscal 2013.

The Company also announced that its Board of Directors declared a 12.5% increase in the regular quarterly cash dividend on the Company's Common Stock. The new quarterly cash dividend is now $0.45 per share. Over the next year, the new annual dividend amount will be $1.80 per share. The next quarterly dividend is payable on January 10, 2014 to shareholders of record at the close of business on December 27, 2013.

“Our results for the first half of Fiscal 2014 position us well for the year,” said Ralph Lauren, Chairman and Chief Executive Officer.  “We have extraordinary leadership and a passionate team that is executing with excellence. I am excited about the growing momentum in our business worldwide and confident in the relevance of our strategies to deliver meaningful shareholder value creation over the long term. The Board’s decision to raise the quarterly dividend demonstrates its conviction in the Company’s growth initiatives and a commitment to returning cash to shareholders.”

“We made excellent progress on several key initiatives during the second quarter,” said Jacki Nemerov, President and Chief Operating Officer. “We successfully transitioned key operations to new technology platforms and made great strides with our global store expansion and e-commerce efforts. Our first half revenues have actualized at the high end of our expectations and profit margins are in line with our plans. As a result of encouraging current trends, we are raising our revenue outlook and intensifying our investment in our global retail operations for the balance of the year.  We are confident that the investments we’re making will support accelerated sales and profit growth in the second half of Fiscal 2014.”

Second Quarter Fiscal 2014 Income Statement Review

Net Revenues. Net revenues for the second quarter of Fiscal 2014 rose 3% to $1.9 billion.  Excluding the net negative impact from foreign currency translation and discontinued businesses, net revenues increased approximately 4% in the second quarter.

●	Wholesale Sales. Wholesale segment sales grew 1% to $928 million in the second quarter of Fiscal 2014. Wholesale revenue growth was primarily a result of the contribution from the newly transitioned Chaps men’s sportswear operations and continued growth for certain core North American merchandise categories. A planned reduction in shipments to certain European customers and lower Japanese wholesale sales partially mitigated wholesale revenue growth during the quarter.

●
Retail Sales. Retail sales rose 5% to $944 million from $901 million in the second quarter last year, reflecting the incremental contribution from new stores, including newly transitioned Australia/New Zealand operations; growth for e-commerce operations worldwide; and comparable store sales growth in constant currency that was partially offset by the net negative impact of foreign currency translation. Excluding the impacts of discontinued businesses and foreign currency effects, retail sales increased 8% from the prior year period. Consolidated comparable store sales declined 1% on a reported basis and were up 1% in constant currency during the second quarter.

●
Licensing. Licensing revenues of $43 million in the second quarter were 6% below the prior year period, primarily due to lower Chaps licensing revenues as a result of the men’s sportswear license take-back.

Gross Profit. Gross profit for the second quarter of Fiscal 2014 declined 1% to $1.1 billion. Gross profit margin of 56.6% was 220 basis points below the record second quarter level achieved in the prior year period, primarily due to unfavorable foreign currency dynamics, the mix impact from the integration of the Chaps men’s sportswear operations and lower profits from concession shops.

Operating Expenses. Operating expenses of $789 million in the second quarter were 6% greater than the prior year period. The higher operating expenses primarily reflect costs associated with newly transitioned operations and continued investment in the Company’s strategic growth initiatives, which were partially offset by disciplined operational management.  Operating expense rate of 41.2% was 110 basis points above the second quarter of Fiscal 2013.

Operating Income. Operating income for the second quarter of Fiscal 2014 was $295 million, 15% below the prior year. Operating margin of 15.4% was 330 basis points below the second quarter of Fiscal 2013, which was in line with the Company’s expectations, primarily as a result of the lower gross profit margin discussed above, in addition to investments in the Company’s growth initiatives and infrastructure.

●
Wholesale Operating Income. Wholesale operating income of $202 million in the second quarter of Fiscal 2014 was 13% below the prior year period. Wholesale operating margin declined 380 basis points to 21.7%, as improved profitability in certain core operations was more than offset by the mix impact from the integration of Chaps men’s sportswear and less favorable geographic mix.

●
Retail Operating Income. Retail operating income of $135 million was 14% below the prior year period and retail operating margin was 14.3%, 310 basis points below the record second quarter level achieved in Fiscal 2013. The decline in retail operating income was principally a result of negative foreign currency effects; expenses associated with the Company’s global store and e-commerce development efforts; and lower profitability at concession shops.

●	Licensing Operating Income. Licensing operating income of $35 million was in line with the prior year period.

Net Income and Diluted EPS. Net income for the second quarter of Fiscal 2014 was $205 million, 4% below the $214 million achieved in the comparable period of Fiscal 2013, and net income per diluted share declined 3% to $2.23 from $2.29 for the same time period. The contractions in net income and net income per diluted share were principally the result of the decline in operating income. An effective tax rate of 29% in the second quarter of Fiscal 2014 includes the benefit of restructuring certain international operations and compares to 38% in the prior year period, which included the net negative impact of a one-time discrete tax item.

Second Quarter Fiscal 2014 Balance Sheet and Cash Flow Review
The Company ended the second quarter with $1.4 billion in cash and investments, or $835 million in cash and investments net of debt ("net cash"), compared to $1.1 billion in cash and investments and $832 million in net cash at the end of the second quarter of Fiscal 2013. The second quarter ended with inventory of $1.2 billion compared to $1.1 billion in the comparable prior year period. The growth in inventory primarily reflects the integration of formerly licensed operations as directly operated businesses, investment to support anticipated sales growth, and the accelerated receipt of inventory related to SAP implementation.

The Company had $148 million in capital expenditures in the second quarter of Fiscal 2014, compared to $55 million in the prior year period. The Company repurchased approximately 0.3 million shares of Class A Common Stock during the second quarter at an average cost of $175.71 per share. Approximately $427 million remained available under the Company’s authorized share repurchase programs at the end of the quarter.

Global Retail Store Network
The Company ended the second quarter of Fiscal 2014 with 416 directly operated stores, comprised of 131 Ralph Lauren stores, 60 Club Monaco stores and 225 Polo factory stores. The Company also operated 523 concession shop locations worldwide at the end of the second quarter. In addition to Company-operated locations, international licensing partners operated 56 Ralph Lauren stores and 13 dedicated shops, as well as 98 Club Monaco stores and shops at the end of the second quarter.

Fiscal 2014 Outlook
The Company is raising its full year, Fiscal 2014 revenue outlook to 5%-7% growth, which is toward the high end of the previous 4%-7% range and includes an approximately 200 basis point net negative impact from foreign currency translation and discontinued businesses. Based on an intensification of investments in the Company’s global retail operations in the second half of the year, operating margin for Fiscal 2014 is expected to be at the low end of its outlook, which called for a 25-75 basis point contraction from the prior year’s record 16.2%. As a reminder, the anticipated decline in Fiscal 2014 operating margin is due to the integration of certain formerly licensed merchandise categories and geographic regions to directly controlled operations, accelerated investment in the Company’s long-term growth initiatives and unfavorable foreign currency effects. The full year Fiscal 2014 tax rate is currently estimated at 30% compared to a prior expectation of 31%.

In the third quarter of Fiscal 2014, the Company expects consolidated net revenues to increase by 8%-10%, including a 200 basis point net negative impact from foreign currency translation and discontinued businesses. Operating margin for the third quarter of Fiscal 2014 is expected to be approximately equal to the comparable prior year period as a lower gross margin is essentially offset by anticipated operating expense leverage despite continued investments to support the Company’s strategic growth objectives. The third quarter tax rate is estimated at 30%.

Conference Call
As previously announced, the Company will host a conference call and live online webcast today, Wednesday, November 6, 2013, at 9:00 a.m. Eastern. Listeners may access a live broadcast of the conference call on the Company's investor relations website at http://investor.ralphlauren.com or by dialing 517-623-4799. To access the conference call, listeners should dial in by 8:45 a.m. Eastern and request to be connected to the Ralph Lauren Second Quarter Fiscal 2014 conference call.

An online archive of the broadcast will be available by accessing the Company's investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from 12:00 P.M. Eastern, Wednesday, November 6, 2013 through 6:00 P.M. Eastern, Wednesday, November 13, 2013 by dialing 402-998-0591 and entering passcode 5166.

ABOUT RALPH LAUREN
Ralph Lauren Corporation (NYSE: RL) is a leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances. For more than 46 years, Ralph Lauren's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include Polo by Ralph Lauren, Ralph Lauren Purple Label, Ralph Lauren Collection, Black Label, Blue Label, Lauren by Ralph Lauren, RRL, RLX, Ralph Lauren Childrenswear, Denim & Supply Ralph Lauren, Chaps and Club Monaco, constitute one of the world's most widely recognized families of consumer brands. For more information, go to http://investor.ralphlauren.com.

This press release and oral statements made from time to time by representatives of the Company contain or may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings, margins, expenses and earnings and are indicated by words or phrases such as "anticipate," "estimate," "expect," "project," "we believe" and similar words or phrases. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed in or implied by such forward-looking statements. Forward-looking statements are based largely on the Company's expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. The factors that could cause actual results to materially differ include, among others: the loss of key personnel; our ability to successfully implement our anticipated growth strategies, to continue to expand or grow our business and capitalize on our repositioning initiatives in certain merchandise categories; the impact of global economic conditions and domestic and foreign currency fluctuations on the Company, the global economy and the consumer marketplace and our ability to access sources of liquidity; our ability to secure the technology facilities and systems used by the Company and those of third party service providers from, among other things, cybersecurity breaches, acts of vandalism, computer viruses or similar events; our ability to continue to maintain our brand image and reputation and protect our trademarks; the impact of the challenging state of the global economy on consumer purchases of premium lifestyle products that we sell and our ability to forecast consumer demand; changes in the competitive marketplace and in our commercial relationships; risks associated with changes in social, political, economic and other conditions affecting foreign operations or sourcing (including tariffs and trade controls, raw materials prices and labor costs); changes in our effective tax rates or credit profile and ratings within the financial community; our ability to continue to expand our business internationally; changes in our relationships with department store customers and licensing partners; risks associated with our international operations, such as compliance with the Foreign Corrupt Practices Act or violations of other anti-bribery and corruption laws prohibiting improper payments and the burdens of complying with a variety of foreign laws and regulations, including tax laws; the potential impact on our operations and customers resulting from natural or man-made disasters; and other risk factors identified in the Company's Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions)
(Unaudited)

	September 28,	March 30,	September 29,
	2013	2013	2012

ASSETS
Current assets:
Cash and cash equivalents	$839	$974	$544
Short-term investments	572	325	469
Accounts receivable, net of allowances	577	458	607
Inventories	1,215	896	1,060
Income tax receivable	34	29	22
Deferred tax assets	119	120	123
Prepaid expenses and other current assets	202	161	178

Total current assets	3,558	2,963	3,003

Non-current investments	7	81	85
Property and equipment, net	1,280	932	912
Deferred tax assets	22	22	35
Goodwill	967	968	1,014
Intangible assets, net	318	328	350
Other non-current assets	114	124	124

Total assets	$6,266	$5,418	$5,523

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$283	$267	$-
Accounts payable	219	147	224
Income tax payable	22	43	35
Accrued expenses and other current liabilities	694	664	699

Total current liabilities	1,218	1,121	958

Long-term debt	300	-	266
Non-current liability for unrecognized tax benefits	155	150	187
Other non-current liabilities	602	362	376

Total liabilities	2,275	1,633	1,787

Equity:
Common stock	1	1	1
Additional paid-in-capital	1,884	1,752	1,720
Retained earnings	4,961	4,647	4,376
Treasury stock, Class A, at cost	(2,969)	(2,709)	(2,558)
Accumulated other comprehensive income	114	94	197

Total equity	3,991	3,785	3,736

Total liabilities and equity	$6,266	$5,418	$5,523

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions, except per share data)
(Unaudited)

	Three Months Ended
	September 28,	September 29,
	2013	2012

Wholesale net sales	$928	$915
Retail net sales	944	901

Net sales	1,872	1,816

Licensing revenue	43	46

Net revenues	1,915	1,862

Cost of goods sold(a)	(831)	(767)

Gross profit	1,084	1,095

Selling, general, and administrative expenses(a)	(779)	(741)
Amortization of intangible assets	(10)	(6)
Total other operating expenses, net	(789)	(747)

Operating income	295	348

Foreign currency gains	1	-

Interest expense	(7)	(6)

Interest and other income, net	2	2

Equity in loss of equity-method investees	(3)	(2)

Income before provision for income taxes	288	342

Provision for income taxes	(83)	(128)

Net income	$205	$214

Net income per share - Basic	$2.28	$2.34

Net income per share - Diluted	$2.23	$2.29

Weighted average shares outstanding - Basic	90.4	91.3

Weighted average shares outstanding - Diluted	92.2	93.4

Dividends declared per share	$0.40	$0.40

(a) Includes total depreciation expense of:	$(56)	$(51)

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions, except per share data)
(Unaudited)

	Six Months Ended
	September 28,	September 29,
	2013	2012

Wholesale net sales	$1,663	$1,609
Retail net sales	1,823	1,758

Net sales	3,486	3,367

Licensing revenue	82	88

Net revenues	3,568	3,455

Cost of goods sold(a)	(1,480)	(1,368)

Gross profit	2,088	2,087

Selling, general, and administrative expenses(a)	(1,514)	(1,434)
Amortization of intangible assets	(19)	(13)
Gain on acquisition of Chaps	16	-
Total other operating expenses, net	(1,517)	(1,447)

Operating income	571	640

Foreign currency losses	(5)	(3)

Interest expense	(12)	(11)

Interest and other income, net	4	3

Equity in loss of equity-method investees	(5)	(3)

Income before provision for income taxes	553	626

Provision for income taxes	(167)	(219)

Net income	$386	$407

Net income per share - Basic	$4.27	$4.44

Net income per share - Diluted	$4.17	$4.32

Weighted average shares outstanding - Basic	90.6	91.7

Weighted average shares outstanding - Diluted	92.6	94.2

Dividends declared per share	$0.80	$0.80

(a) Includes total depreciation expense of:	$(107)	$(100)

RALPH LAUREN CORPORATION
OTHER INFORMATION
(in millions)
(Unaudited)

SEGMENT INFORMATION
Net revenues and operating income for the periods ended September 28, 2013 and September 29, 2012 for each segment were as follows:

	Three Months Ended		Six Months Ended
	September 28,	September 29,	September 28,	September 29,
	2013	2012	2013	2012

Net revenues:
Wholesale	$928	$915	$1,663	$1,609
Retail	944	901	1,823	1,758
Licensing	43	46	82	88
Total net revenues	$1,915	$1,862	$3,568	$3,455

Operating income:
Wholesale	$202	$232	$356	$386
Retail	135	157	295	336
Licensing	35	35	64	64
	372	424	715	786
Less:
Unallocated corporate expenses	(77)	(76)	(160)	(146)
Gain on acquisition of Chaps	-	-	16	-
Total operating income	$295	$348	$571	$640

RALPH LAUREN CORPORATION
Constant Currency Financial Measures
(in millions)
(Unaudited)

Same - Store Sales Data

	Three Months Ended September 28, 2013 % Change		Six Months Ended September 28, 2013 % Change
	As Reported	Constant Currency	As Reported	Constant Currency
Total Ralph Lauren	(1%)	1%	(1%)	1%

Operating Segment Data

	Three Months Ended		% Change
	September 28, 2013	September 29, 2012	As Reported	Constant Currency
Wholesale net sales	$928	$915	1.4%	1.1%
Retail net sales	944	901	4.8%	6.5%
Net sales	1,872	1,816	3.1%	3.8%
Licensing revenue	43	46	(5.8%)	(5.8%)
Net revenues	$1,915	$1,862	2.9%	3.6%

	Six Months Ended		% Change
	September 28, 2013	September 29, 2012	As Reported	Constant Currency
Wholesale net sales	$1,663	$1,609	3.4%	3.3%
Retail net sales	1,823	1,758	3.7%	5.5%
Net sales	3,486	3,367	3.5%	4.4%
Licensing revenue	82	88	(6.9%)	(6.9%)
Net revenues	$3,568	$3,455	3.3%	4.2%

Ralph Lauren is a global company that reports its financial information in U.S. dollars, in accordance with U.S. GAAP (“GAAP”). Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars because the underlying currencies in which the Company transacts change in value over time compared to the U.S. dollar. These rate fluctuations can have a significant effect on reported operating results. As a supplement to its reported operating results, the Company presents constant currency financial information, which is a non-GAAP financial measure. The Company uses constant currency information to provide a framework to assess how its businesses performed excluding the effects of foreign currency exchange rate fluctuations. The Company believes this information is useful to investors to facilitate comparisons of operating results and better identify trends in its businesses. These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company's operating performance measures calculated in accordance with GAAP.

Presented below is a reconciliation of the Company’s non-GAAP measure of reported to adjusted revenues:

RALPH LAUREN CORPORATION
Reconciliation of Certain Non-GAAP Financial Measures
(in millions, except per share data)
(unaudited)

Three Months Ended
September 28, 2013

Net revenue growth, as reported	3%
Impacts of foreign currency and discontinued businesses	1%
Adjusted net revenue growth	4%

Net retail revenue growth, as reported	5%
Impacts of foreign currency and discontinued businesses	3%
Adjusted net retail revenue growth	8%

SOURCE: Ralph Lauren Corporation
Investor Relations
James Hurley, 212-813-7862
or
Corporate Communications
Winnie Lerner, 212-583-2262